[DESCRIPTION]   ASSET PURCHASE AGREEMENT

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                                                                    EXHIBIT 2.1























                                ASSET PURCHASE AGREEMENT

                                      By and Between

                                    LANDSTAR POOLE, INC.

                                       as the Seller,

                                             and

                                    LANDSTAR SYSTEM, INC.

                                       as the Guarantor,

                                             and

                                   SCHNEIDER NATIONAL, INC.

                                        as the Purchaser



                                  Dated as of July 15, 1998

































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
                                   TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
      Section 1.1  Certain Definitions	1
Section 1.2  Other Defined Terms	5

ARTICLE II      PURCHASE AND SALE OF CERTAIN ASSETSAND ASSUMPTION OF CERTAIN LIABILITIES 7
Section 2.1  Assets to be Purchased and Sold	7
Section 2.2  Acquisition and Transfer of Certain Assets	7
Section 2.2A  Non-Transferrable Assets	10
Section 2.3  Excluded Assets	10

ARTICLE III	PURCHASE PRICE, PAYMENT AND ALLOCATION	12
Section 3.1  Purchase Price and Allocation	12
Section 3.2  Payment	13
Section 3.3  Calculation and Payment of Purchase Price Adjustment	14
Section 3.4  Collection and Guaranty of Receivables	17
Section 3.5  Assumption of Certain Liabilities	17

ARTICLE IV	CLOSING; TERMINATION	19
Section 4.1  Closing Date	19
Section 4.2  Proceedings at Closing	19
Section 4.3  Confidentiality Agreement	19
Section 4.4  Termination	19
Section 4.5  Effect of Termination	20

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE SELLER	20
Section 5.1  Corporate Existence and Organization	20
Section 5.2  Corporate Power; Authorization; Enforceable Obligations	21
Section 5.3  Safety Rating	21
Section 5.4  No Interest in Other Entities	21
Section 5.5  Validity of Contemplated Transactions, Etc.	21
Section 5.6  No Third Party Options	22
Section 5.7  Vehicle Supplies and Inventories, Etc.	22
Section 5.8  Vehicles	22
Section 5.9  Authorizations	22
Section 5.9A  Computer Generated Balance Sheets	22
Section 5.10  Ownership of the Assets Other than Leased Assets	22
Section 5.11  Real Property	23
Section 5.12  Absence of Certain Developments	24
Section 5.13  Intellectual Property	25
Section 5.14  Tax and Other Returns and Reports	25
Section 5.15  Existing Condition	26
Section 5.16  Labor Matters	26
Section 5.17  Insurance	27
Section 5.18  Employee Benefit Plan and Arrangements	27
Section 5.19  Contracts and Commitments	27
Section 5.20  Additional Information	29
Section 5.21  Customers	29
Section 5.22  Necessary Assets	29
Section 5.23  Immigration Matters	29
Section 5.24  Adequacy of Representations and Warranties	30
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
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
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF THE
PURCHASER	30
Section 6.1  Corporate Existence	30
Section 6.2  Corporate Power and Authorization	30
Section 6.3  Validity of Contemplated Transactions, Etc.	30

ARTICLE VII	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	31
Section 7.1  Survival of the Seller's Representations and Warranties	31
Section 7.2  Survival of the Purchaser's Representations and Warranties	31

ARTICLE VIII	AGREEMENTS OF THE SELLER PENDING CLOSING	31
Section 8.1  Conduct of Business	31
Section 8.2  Maintenance of Physical Assets	32
Section 8.3  Employees and Business Relations	32
Section 8.4  Updated Schedules	32
Section 8.5  HSR Act Notice and Filing	32
Section 8.6  Cooperative Efforts	32
Section 8.7  Access	33
Section 8.8  Press Releases	33
Section 8.9  Notification of Certain Events	33
Section 8.10  No Negotiations	33
Section 8.11  I/C Contracts	34
Section 8.12  Transfer of Base Plates	34
Section 8.13  Compliance with Laws, Etc	34

ARTICLE IX	AGREEMENTS OF THE PURCHASER PENDING THE
 CLOSING	35
Section 9.1  Actions of Purchaser	35
Section 9.2  Press Releases	35
Section 9.3  WARN Notice	35

ARTICLE X	CONDITIONS PRECEDENT TO THE CLOSING;THE PURCHASER'S OBLIGATION	35
Section 10.1  The Seller's Representations and Warranties True as of
the Closing Date	35
Section 10.2  Compliance with this Agreement	36
Section 10.3  Closing Certificate	36
Section 10.4  Opinions of Counsel for the Seller	36
Section 10.5  No Threatened or Pending Litigation	36
Section 10.6  HSR Approval Prior to Closing	36
Section 10.7  Employee Drivers	36
Section 10.8  The Sellers' Deliveries	36
Section 10.9  Vehicle Adjustment Amount	37
Section 10.10  Environment Report	37
Section 10.11  Certain Revenues	37

ARTICLE XI	CONDITIONS PRECEDENT TO THE CLOSING;THE SELLER'S OBLIGATION	37
Section 11.1  The Purchaser's Representations and Warranties True as of
the Closing Date	37
Section 11.2  Compliance with this Agreement	37
Section 11.3  Closing Certificate	38
Section 11.4  No Threatened or Pending Litigation	38
Section 11.5  HSR Approval Prior to Closing	38
Section 11.6  Escrow Agreement	38
Section 11.7  Vehicle Adjustment Amount	38
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
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ARTICLE XII	INDEMNIFICATION	38
Section 12.1  General Indemnification Obligation of the Seller	38
Section 12.2  General Indemnification Obligation of the Purchaser	39
Section 12.3  Defense of Claims	40
Section 12.4  Compliance with Bulk Sales Laws	40
Section 12.5  Other Rights and Remedies Not Affected	40

ARTICLE XIII	POST-CLOSING MATTERS	41
Section 13.1  Employee Benefits	41
Section 13.2  Employees	41
Section 13.3  Third Party	42
Section 13.4  Maintenance of Books and Records	42
Section 13.5  Payments Received	42
Section 13.6  Use of Name	43
Section 13.7  UCC Matters	43
Section 13.8  Further Assurances	43
Section 13.9  Cooperation for Certain Tax Related Matters	44
Section 13.10  Transfer Taxes	44
Section 13.11  Power of Attorney	44
Section 13.12  Covenants Not to Employ or Solicit	45
Section 13.13  Federal Highway Use Tax	45
Section 13.14  Removal of Fuel Tank	46

ARTICLE XIV	MISCELLANEOUS	46
Section 14.1  Brokers' and Finders' Fees	46
Section 14.2  Expenses	46
Section 14.3  Entire Agreement	47
Section 14.4  Assignment and Binding Effect	47
Section 14.5  Notices	47
Section 14.6  Governing Law	47
Section 14.7  No Benefit to Others	47
Section 14.8  Headings, Gender and "Person"	48
Section 14.9  Schedules and Exhibits	48
Section 14.10  Severability	48
Section 14.11  Guarantee	48
Section 14.12  Jurisdiction	49
Section 14.13  Counterparts	49
Section 14.14  Table of Contents	49
Section 14.15  Amendments and Waivers	49

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
                           SCHEDULES

Schedule 2.2(a)

Vehicles by unit number, year, name, VIN number, and current book value

Schedule 2.2(b)

Vehicle Supplies and Inventories and book values

Schedule 2.2(c)

Trade Receivables With Aging

Schedule 2.2(d)

Other Receivables With Aging

Schedule 2.2(e)

Tangible Property and Book Values, including Service Vehicles by year, make and VIN number

Schedule 2.2(g)

Real Property

Schedule 2.2(h)

Intellectual Property

Schedule 2.2(p)

Material Written Licenses

Schedule 2.3(j)

Landstar Contracts and Agency Contracts

Schedule 2.3(n)

Owned and Leased Automobiles

Schedules 8.11(a) and (b)

I/C Contracts

Schedule 13.12

Certain Agents

Schedule 5

Disclosure Schedule List



The schedules and exhibits listed above are not filed herewith. Copies of the omitted schedules and exhibits will be filed with the Commission upon request.

















































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                        ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made this 15th day of July, 1998, by and among Schneider National, Inc., a Wisconsin corporation (hereinafter referred to as the "Purchaser"), Landstar Poole, Inc., an Alabama corporation (hereinafter referred to as "Poole" or the "Seller") and Landstar System, Inc., a Delaware corporation (hereinafter referred to as "Landstar" or the "Guarantor").

BACKGROUND

  A. Landstar and its indirect wholly-owned subsidiary Poole are engaged in the business of providing transportation services in a number of reportable business segments, including, among others, a company-owned tractor segment consisting of Poole.

  B. Poole provides truckload transportation services over short and medium length regional traffic lanes, primarily utilizing tractors owned by Poole in contrast to those other reportable business segments of Landstar which are principally engaged in motor carrier transportation primarily utilizing tractors owned by independent contractors/owner operators.

  C. Landstar and Poole are interested in divesting themselves of their company-owned tractor segment operations via the sale of certain operating assets of Poole.

  D. The Purchaser, through its wholly owned subsidiaries, is engaged in the business of providing motor carrier transportation services primarily utilizing company-owned tractors, and is interested in acquiring, either directly or through its designees, certain operating assets of Poole and assuming all ongoing liabilities relating to the ownership or operation of those assets.

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:


                      ARTICLE I DEFINITIONS

  Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings (which shall apply equally to both the singular and plural forms of the terms defined).

"Adjusted Value" means, with respect to any Vehicle shown on Schedule 2.2(a) hereto, the product of the book value for such Vehicle, as shown on Schedule 2.2(a) hereto, times a fraction, the numerator of which is $29,000,000 and the denominator of which is $34,052,748 (i.e., the aggregate book value of such Vehicles as of 6/27/98).

"Affiliate" means, with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified. As used herein, the term "control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

























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"Authorizations" shall mean all Operating Authorities, franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations which are in any manner necessary for the Seller to conduct the Business or for the ownership and use of the assets owned or used by the Seller in the conduct of the Business.

"Business" means the truckload transportation services of a short and medium length traffic, primarily utilizing over-the-road tractors and trailers owned by the Seller, as the same is currently conducted by the Seller.

"Business Day" means any weekday on which nationally chartered banks in the City of New York are open for business.

"Closing" means the consummation of the transactions contemplated by this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease for any leased real property, equipment lease, mortgage, license, franchise, obligation, commitment or other arrangement or agreement, oral or written, to which either the Seller is a party, obligor or beneficiary or by which any of the Assets is bound, excluding agreements with respect to Intellectual Property and Employees.

"Damages" means all claims, actions, losses, damages, deficiencies, costs (including, without limitation, costs of investigation), expenses and liabilities (including reasonable attorneys' fees incident to the foregoing), whether or not arising out of Third Party claims.

"Employees" means all persons employed by the Seller in the Business on the day immediately prior to the Closing Date, including without limitation, any person on disability (other than Persons receiving benefits under the Seller's Long Term Disability Plan), sick leave or leave of absence from the Seller.

"Encumbrance" means any encumbrance, security interest, mortgage, deed of trust, lien, charge, pledge, option, Third Party right, right of first refusal, easement, restrictive covenant, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (other than a restriction on transfer arising under federal or state securities laws).

"Environmental Law" means any applicable Law pertaining to the protection of human health or the environment as in effect on the date of this Agreement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"GAAP" means generally accepted accounting principles in the United States.

"Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, territorial local or foreign, or any agency, department or instrumentality thereof, or any public or private court.

"Hazardous Material" means any substance, material or waste which is regulated by any applicable Governmental Body pursuant to any applicable Environmental Law, including, without limitation, any material or substance which is defined























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as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of an Environmental Law applicable to the operations of the Business.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

"Intellectual Property" means patents, trademarks, service marks, trade names (including all goodwill associated therewith), copyrights and applications, registrations, and renewals thereof, software and similar intangible rights.

"Landstar Contracts" means any contract with Landstar System, Inc. or its Affiliates (other than Seller) from which the Seller benefits that is not being transferred to the Purchaser. Schedule 2.3(j) lists all Landstar Contracts.

"Liability" or "Liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, presently existing or arising hereafter, liquidated or unliquidated, secured or unsecured, matured or unmatured, absolute or contingent of whatever nature.

"Material Adverse Effect" means a material adverse effect on the Assets or Business of the Seller.

"Operating Authorities" means such Certificates of Public Convenience and Necessity, Contract Carrier Permits as issued by the Interstate Commerce Commission, Surface Transportation Board and various State and Canadian Provincial and Territorial governmental agencies.

"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award by a Governmental Body of competent jurisdiction.

"Permit" means any written approval, consent, exemption, franchise, license, permit, waiver, certificate or other authorization required to carry on the Business as currently conducted under applicable Law.

"Permitted Liens" means

  (a) Liens for taxes not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted;

  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted; and

(c) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title and other Liens, which do not materially interfere with the ordinary conduct of the business of the Seller.

"Person" means any natural person, corporation, partnership, firm, joint























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venture, association, joint-stock company, trust, unincorporated organization or Governmental Body or any other entity.

"Schedules" mean all schedules prepared as part of this Agreement.

"Securities Act" means the Securities Act of 1933, as amended.

"Third Party" means any Person other than the Seller, the Purchaser or any of their respective Affiliates.

"Vehicle Adjustment Amount" means the sum of the Adjusted Values of each Vehicle as to which the aggregate cost to repair any body damage (normal wear and tear excepted) and any other failure to comply with the standards set forth in Section 5.8 hereof exceeds $5,000.00. The Vehicle Adjustment Amount shall be established by the parties pursuant to Section 3.1(b) hereof.

  Section 1.2 Other Defined Terms. Each of the following terms shall have the meaning ascribed such term in the respective section opposite it below:

                     Term                             Section

                   Assets                                2.2
                   Assigned Contracts                    2.2(i)
                   Assumed Liabilities                   3.5(a)
                   Books and Records                     2.2(k)
                   Closing Date                          4.1
                   Confidentiality Agreement             4.3
                   Department of Transportation          5.3
                   Disclosure Schedule Article           5
                   Employee Benefit Plan                 5.18
                   Excluded Assets                       2.3
                   Goods Contracts                       5.19
                   I/C Contracts                         2.2(a)
                   IRCA                                  5.23
                   Leasehold Interest                    2.2(f)
                   Mark                                 13.6
                   Marked Vehicles                      13.6
                   Purchase Price                        3.1(a)
                   Purchase Price Adjustment             3.3 (b)(i)
                   Purchaser Party                      12.1
                   Real Property                         2.2(g)
                   Seller Intellectual Property          2.2(h)
                   Seller's Documents                    5.2
                   Service Vehicles                      2.2(e)
                   Service Contracts                     5.19
                   Tax or Taxes                          5.14
                   Tax Returns                           5.14
                   Tangible Property                     2.2(e)
                   Tractor Transitional Period          13.6
                   Trade Receivables                     2.2(c)



























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                    Trailer Transitional Period          13.6
                    Transfer Taxes                       13.10
                    Transitional Period                  13.6
                    Unassumed Liabilities                 3.4(b)
                    Vehicle Supplies and Inventories      2.2(b)
                    Vehicles                              2.2(a)
                    WARN Act                              9.3,13.1
                    WARN Notice                           9.3
                    Warranty Rights                       2.2(j)


                             ARTICLE II
                 PURCHASE AND SALE OF CERTAIN ASSETS
                                  AND
                 ASSUMPTION OF CERTAIN LIABILITIES


  Section 2.1  Assets to be Purchased and Sold.  At the Closing (i) the
Seller shall unconditionally transfer, sell, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Assets (as defined in Section 2.2 hereof), and (ii) the Seller shall unconditionally transfer and assign to the Purchaser, and the Purchaser shall assume from the Seller, the Assumed Liabilities (as defined in Section 3.5(a) hereof).

  Section 2.2 Acquisition and Transfer of Certain Assets. Upon the terms and subject to the conditions hereinafter set forth, the Seller, and with respect to clause (r) below, the Guarantor, agrees to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Seller or the Guarantor, as the case may be, all of the Seller's or the Guarantor's, as the case may be, rights, title and interests in and to all of the following assets, properties, rights, and contracts employed in the Business as the same shall exist as of the date of Closing (such rights, title and interests in and to all such assets, properties, rights, and contracts being collectively referred to as the "Assets"):

  (a) All tractors and trailers (collectively the "Vehicles") owned by the Seller or leased by the Seller (other than vehicles leased to the Seller pursuant to 49 CFR 1057 ("I/C Contracts") and Service Vehicles). Schedule 2.2
(a) lists, as of June 27, 1998, all such Vehicles (other than such Service Vehicles) by unit number, year, make, VIN number, and the then current book value thereof;

  (b) All spare parts, vehicle supplies, oil and fuel inventories
(collectively, "Vehicle Supplies and Inventories"). Schedule 2.2(b) lists, as of June 27, 1998, all of the Vehicle Supplies and Inventories and book values thereof;

  (c) All trade accounts receivables arising from the Business or the Assets, including unpaid receivables arising in connection with the Assigned Contracts (the "Trade Receivables"). Schedule 2.2(c) lists, as of June 27, 1998, all of the Trade Receivables and the book values thereof;

  (d) All other accounts and notes receivables, and other rights to receive payment arising from the Business or the Assets, other than any receivables due from any owner operator who does not execute an I/C Contract or like agreement with the Purchaser in the manner contemplated by Section 8.11 hereof (the "Other Accounts Receivables"). Schedule 2.2(d) lists, as of June 27, 1998, all of the Other Receivables and the book values thereof;

  (e) All furnishings, furniture, fixtures, office supplies, computers, and other tangible personal property owned by the Seller and utilized in the operation of the Business ("Tangible Property"), including all pickup trucks, yard vehicles, fork lifts and like vehicles ("Service Vehicles"). Schedule 2.2(e) lists, as of June 27, 1998, all such Tangible Property (including all such Service Vehicles), and the then current book values thereof, and, in the case of such Service Vehicles, the year, make and VIN number thereof;

  (f) To the extent transferrable, all of the Seller's right, title and interest in the leases of such tangible personal property, agreements or arrangements to provide products or services utilized in the operation of the Business and/or provision of services utilized in the operation of the Business, and the rights to sue for, and remedies against, the lessor's of such property or provider of such goods or services to the extent such rights and remedies relate to events occurring after the Closing Date ("Leasehold Interests");

  (g) The Real Property owned by the Seller and set forth on Schedule 2.2(g) (the "Real Property");

  (h) All Intellectual Property owned by the Seller and used primarily in the Business, including the trade names, trademarks and registered copyrights shown on Schedule 2.2 (h), and the rights to sue for, and remedies against, past, present and future infringements thereof to the extent the same relate to events occurring after the Closing Date ("Seller Intellectual Property");

  (i) All rights of the Seller in and to (i) all Contracts, agreements and purchase orders for the sale or purchase of goods or services, or both, relating to the Assets or the Business, other than the Landstar Contracts and Agency Contracts, and (ii) all other Contracts and agreements of whatever nature which pertain to the Assets or Business (other than those agreements referred to in Section 2.2(p) with respect to Intellectual Property), including, but not limited to, those contracts, agreements , purchase orders, leases and other contracts set forth on Schedule 5.19 to this Agreement (all of the items referred to in this subparagraph (i) are, collectively, the "Assigned Contracts");

  (j) To the extent transferrable, all of the Seller's right under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with the operation of the Business after the Closing or affecting the Assets after the Closing ("the Warranty Rights");

  (k) All customer and supplier lists, engineering, maintenance and operating records, advertising materials, customer lists, cost and pricing information, business plans, quality control records and manuals, personnel records and credit records of customers (other than any such items which relate to the Excluded Assets) ("Books and Records");

  (l) The name "Poole Truck Line" including derivations thereof; provided, however, that the Purchaser acquires no rights to use the name, mark or logo "Landstar" or any derivations thereof, whether in combination with the name "Poole" or not ("Name Use") and shall at all times comply with the provisions of Section 13.6 of this Agreement in this regard;

  (m) All rights under any contracts, agreements, or claims for refunds, repayments and other recoupments, to the extent the same relate to events occurring after the Closing Date;

  (n) Any claims or causes of action relating to the foregoing Assets and any and all claims for indemnity and contribution, refund, counterclaims, setoffs or defenses the Seller may have with respect to the Assets, to the extent the same relate to events occurring after the Closing Date;

  (o) All prepaid items and prepaid expenses relating to miscellaneous supplies;

  (p) All material written licenses to which the Seller is a party with respect to Intellectual Property, as listed on Schedule 2.2(p), provided that Schedule 2.2(p) need not list licenses for off-the-shelf computer software;

  (q) To the extent transferrable and to the extent the Purchaser exercises its option to have the Seller enter into an equipment lease with respect to the Vehicles pursuant to Section 8.12 hereof, all prepaid base plates with respect to the Vehicles;

  (r) The Equipment Sales, Software License, and Services Agreement, dated December 19, 1994, between Information Solutions, Inc. and the Guarantor (the "1mage Agreement");

  (s) All QUALCOM Units of the Seller; and

  (t) All VORAD Units of the Seller.

  Section 2.2A Non-Transferrable Assets. To the extent that the sale, conveyance, transfer or assignment of any service vehicle, Leasehold Interest, Assigned Contract, license referred to in Section 2.2(p) or base plates referred to in Section 2.2(q) requires the consent of any person or entity other than the Purchaser or the Seller, this Agreement shall not constitute an agreement to effect such sale, conveyance, transfer or assignment if such action would constitute a breach thereof. If the Purchaser and/or the Seller is unable to obtain the consent to the assignment of any such Asset, the Closing shall nevertheless take place and the Seller will thereafter take all reasonable action requested by the Purchaser to secure such consents after the Closing or otherwise to transfer to the Purchaser the benefits of such Asset, provided that the Seller shall not be required to expend more than $25,000 in satisfaction of its obligations under this Section 2.2A, plus, in the case of the Agreement identified as Items 1-5 on Schedule 2.2(p) hereto and the agreement identified in Item 4 under "Landstar Contracts" on Schedule 2.3
(j) hereto, 50% of all costs in excess thereof which are attributable solely to obtaining the applicable consent and not to any portion of any such consent fee which is attributable to the Purchaser's proposed use of the applicable license in a manner which differs from the Seller's historic use of such license, and provided further, that with respect to all such base plates, the Seller shall comply with the applicable provisions of Section 8.12 hereof.

  Section 2.3 Excluded Assets. Notwithstanding the foregoing, the Seller and the Purchaser, expressly understand and agree that the Seller is not selling, assigning, transferring, conveying, or delivering to the Purchaser, any assets, properties, rights, contracts and claims not referred to in
Section 2.2, including, without limitation, the following (collectively, the "Excluded Assets"):

  (a) Cash;

  (b) Any books, records or other data relating to the ownership of the Seller or the Business by the Guarantor;

  (c) The capital stock, corporate minute books, seal, stock record books and stock transfer records, stock certificates, treasury stock, certificate of incorporation and By-Laws of the Seller, or other records having to do solely with the corporate organization of the Seller;

  (d) Accounts receivable related to transactions with the Guarantor or any other intercompany receivable;

  (e) All rights under the Seller's insurance policies relating to the Assets or the Business;

  (f) The rights which accrue or will accrue to the Seller under this Agreement;

  (g) All of the Seller's rights under its I/C Contracts and all reserves and escrows related thereto;

  (h) All Authorizations;

  (i) All bad debt reserves related to Trade Receivables and Other Receivables;

  (j) Any of the Contracts listed on Schedule 2.3(j) hereto, which lists the Landstar Contracts and the Agency Contracts;

  (k) All rights under any contracts, agreements, or claims for refunds, repayments and other recoupments to the extent the same relates to events occurring prior to the Closing Date;

  (l) Any claims or causes of action relating to the foregoing Assets and any and all claims for indemnity and contribution, refund, counterclaims, setoffs or defenses the Seller may have with respect to the Assets to the extent the same relates to events occurring prior the Closing Date;

  (m) Any and all assets and rights with respect to employee benefit plans, programs or arrangements maintained by the Seller;

  (n) All automobiles owned or leased by the Seller (other than service vehicles), all of which are listed on Schedule 2.3(n) hereto;

  (o) The Real Property owned by the Seller located in Spartanburg, South Carolina and all of Seller's interests in the escrow agreement (and related escrow account) established in connection with the Seller's prior sale of certain real property located in Nashville, Tennessee;

  (p) All prepaid items and prepaid expenses relating to the Assets or the Business, other than prepaids for the base plates for the Vehicles and such other items and expenses which relate to miscellaneous supplies;

  (q) All rights to the name, mark or logo "Landstar" and any derivations thereof;

  (r) All Vehicles as to which a Vehicle Adjustment Amount is definitively established pursuant to Section 3.1(b) hereof; and

  (s) All Contracts with any customer or other account of the Seller which is derived from, or attributable to, any of the Seller's agents listed on Attachment G to Schedule 5.19(a)(iv) hereto.


                                  ARTICLE III
                   PURCHASE PRICE, PAYMENT AND ALLOCATION

  Section 3.1  Purchase Price and Allocation.  (a) The initial Purchase
Price (as it may be adjusted pursuant to Section 3.1(b) below, "the Initial Purchase Price") shall be $41,592,000 and shall be allocated among the Assets as set forth below. The Initial Purchase Price shall be subject to adjustment after the Closing in the manner described in Sections 3.3 and 3.4 hereof (as so adjusted in accordance with such sections, the "Purchase Price".) The Seller and the Purchaser shall, and shall cause each of their respective affiliates, to (i) prepare and file all statements or other information required to be furnished to any tax authority pursuant to section 1060 of the Code and Treasury regulations or other applicable tax law in a manner consistent with such allocations and (ii) prepare all tax returns required to be filed by them in a manner consistent with such allocations, and shall not take any position contrary to such allocations.

  (b) No later than 3 business days before the then scheduled Closing Date, the Purchaser shall deliver to the Seller its estimate of the Vehicle Adjustment Amount, together with reasonable supporting documentation identifying the specific Vehicles and the specific alleged body or other deficiencies in question. From and after the date hereof and prior to its delivery of such estimate of the Vehicle Adjustment Amount, if any, to the Seller, the Purchaser shall promptly notify the Seller in writing of any Vehicles which it intends to include in its estimate of the Vehicle Adjustment Amount, and the alleged body of other deficiencies with respect to such Vehicle. The Purchaser's estimate of the Vehicle Adjustment Amount shall be reasonably acceptable to the Seller and, if it is not, the Purchaser and the Seller shall negotiate in good faith for a period of at least 5 business days to definitively establish the Vehicle Adjustment Amount. If the Purchaser and the Seller are unable to so agree on any Vehicle Adjustment Amount during such period, their dispute with respect thereto shall be submitted to binding arbitration with a single arbitrator, to be mutually selected by the parties, under the rules of the American Arbitration Association (or such other rules as the parties may agree to establish), and the decision of such arbitrator shall be final, binding and conclusive upon the Purchaser and the Seller with respect to the Vehicle Adjustment Amount.


         Allocation of Purchase Price
        Assets                       Purchase Price
        Vehicles                      $29,000,000
        Trade Receivables               8,466,000
        Other Receivables                 481,000
        86 QUALCOM Units                  131,000
        536 VORAD Units                   632,000
        Real Property                     947,000
        Prepaid Base Plates               250,000
        Prepaid Supplies                   20,000
        Vehicle Supplies and Inventory    694,000
        Tangible Property                 721,000
        All Remaining Assets and
        Covenant Not To Solicit           250,000
        Total                          $41,592,000 (less the vehicle Adjustment
                                                       Amount if any)

  Section 3.2  Payment.  The Purchase Price shall be paid as follows:

  (a) On the Closing Date, the Purchaser shall wire transfer to the Seller the excess of (x) $40,842,000 over (y) the Vehicle Adjustment Amount, if any;

  (b) On the Closing Date, the Purchaser shall wire transfer $750,000 (the "Escrow Amount") to Bank One Green Bay, as Escrow Agent (the "Escrow Agent"), to be held by the Escrow Agent for the benefit of the Seller, the Guarantor and the Purchaser until the date the Purchase Price Adjustment is definitively established pursuant to Section 3.3 hereof. The Escrow Amount shall secure a portion of the potential obligations of the parties under this Agreement to adjust the Initial Purchase Price and shall be governed by the terms and conditions of the Escrow Agreement (the "Escrow Agreement") to be negotiated by the parties prior to the Closing.

  (c) Effective as of the Closing, the Purchaser shall assume and perform the Assumed Liabilities in accordance with Section 3.5 below;

  (d) Upon determination of the Purchase Price Adjustment pursuant to Section
3.3 below, the Purchaser shall pay to the Seller or the Seller shall pay to the Purchaser, as the case may be, the amount of the Purchase Price Adjustment. Such payment shall be made in accordance with Section 3.3(b) hereof; and

  (e) Upon the Purchaser's election to require the Seller to repurchase any unpaid Trade Receivable pursuant to Section 3.4 hereof, the Seller shall pay to the Purchaser the amount specified in such Section at the time required by such Section.

  Section 3.3  Calculation and Payment of Purchase Price Adjustment.
(a) No later than thirty (30) days after the Closing, the Purchaser shall prepare and deliver to the Seller a written schedule of the Closing Date
Asset Values (such schedule, as it may be revised pursuant to Section 3.3(b)
(ii) hereof, the "Schedule of Closing Date Asset Values"); it being understood and agreed that all Closing Date Asset Values, except as specifically stated below, shall be calculated in the same manner in which such asset values would be calculated in connection with the preparation of a balance sheet for the Seller prepared as of the close of business on the Closing Date in accordance with GAAP and otherwise in accordance with the historical accounting policies, practices, procedures and elections of the Seller, as reflected in the financial statements of the Seller previously made available to the Purchaser. For purposes of this Agreement, the Closing Date Asset Values shall mean the following:

   (i) The book value of the Trade Receivables of the Seller as of the Closing;

   (ii) The book value of the Other Receivables of the Seller as of the Closing;

  (iii) The book value of all Vehicles owned by the Seller as of the Closing (which value, for all purposes of this Section 3.3, shall be $29,000,000, less the aggregate of the Adjusted Values for all of the Vehicles shown on
Schedule 2.2(a) hereto which are sold, disposed of or abandoned prior to Closing, or which are no longer in existence as of the Closing);

   (iv) The book value of the Real Property as of the Closing (which value, for all purposes of this Section 3.3, shall be $947,000 plus the book value of any additions or improvements made to the Real Property during the period after June 27, 1998 and prior to the Closing);

   (v) The book value of the Tangible Property of the Seller as of the Closing;

   (vi) The book value of the Vehicle Supplies and Inventory of the Seller as of the Closing plus $50,000 (representing the $50,000 fuel allowance);

   (vii) $270,000 (representing the agreed upon residual value for the Business plus the agreed upon value for prepaid miscellaneous supplies);

   (viii) $250,000 (representing the agreed upon value of prepaid base plates), provided that such amount shall be reduced to zero if the Purchaser does not exercise its equipment lease option pursuant to Section 8.12 hereof;

   (ix) The book value of all of the VORAD units of the Seller as of the Closing;

   (x) The book value of all of the QUALCOM units of the Seller as of the Closing; and

   (xi) A negative amount equal to the book value of the Seller's reserve for accrued vacation time for all Employees who accept the Purchaser's offer of employment pursuant to Section 13.2 hereof.

  (b) Payment of Purchase Price Adjustment.

   (i) If the Closing Date Asset Values, as set forth on the Schedule of Closing Date Asset Values, exceed $41,592,000 (less the Vehicle Adjustment Amount, if any), the Purchaser shall pay such excess to the Seller in immediately available funds within fifteen (15) days after its delivery of the

Schedule of Closing Date Asset Values to the Seller, unless the Seller has notified the Purchaser within such fifteen (15) day period that the Seller disagrees with any such Closing Date Asset Values. If the Closing Date Asset Values, as set forth on the Schedule of Closing Date Asset Values, are less than $41,592,000 (less the Vehicle Adjustment Amount, if any), the Seller shall pay such deficit to the Purchaser in immediately available funds within fifteen (15) days after the delivery of the Schedule of Closing Date Asset Values to the Seller, unless the Seller has notified the Purchaser within such fifteen (15) day period that the Seller disagrees with such Closing Date Asset Values. The excess amount owing by the Purchaser to the Seller or the deficit amount owing by the Seller to the Purchaser, as the case may be, is referred to herein as the "Purchase Price Adjustment";

   (ii) If within fifteen (15) days after delivery of the Schedule of Closing Date Asset Values to the Seller by the Purchaser, the Seller notifies the Purchaser that the Seller disagrees with any of such Closing Date Asset Values reflected thereon, then for a period of fifteen (15) days thereafter, the Purchaser and the Seller shall attempt in good faith to resolve their dispute regarding the Closing Date Asset Values. In connection with its review of the Purchaser's calculation of the Closing Date Asset Values, the Seller and its authorized representatives, including K.P.M.G. Peat Marwick LLP ("KPMG"), will have the right to review the information used in the preparation of the Schedule of Closing Date Asset Values provided by the Purchaser and its representatives, including, but not limited to, all existing work papers relating to such values and to discuss such information used in the preparation of such values with the personnel of the Purchaser and its representatives responsible therefor. If during such second fifteen (15) day period the Purchaser and the Seller resolve their dispute, the Purchase Price Adjustment shall be made in immediately available funds within ten (10) business days after their dispute is resolved. If the disagreement remains unresolved after such fifteen (15) day period, the Purchaser and the Seller shall engage Price Waterhouse Coopers, LLP ("PW") within seven (7) days after the end of the fifteen (15) day period, who shall resolve the dispute between the parties within thirty (30) days after its selection, which resolution shall be final and binding upon all parties, and within ten (10) business days after such resolution, the appropriate Purchase Price Adjustment shall be made. All charges of PW incurred in resolving the dispute shall be shared equally by the Purchaser and the Seller;

   (iii) Any portion of the Purchase Price Adjustment not paid in full when due shall bear interest from the date due until paid in full at the rate of seven percent (7%) per annum; and

   (iv) On the date that the Purchase Price Adjustment is definitively established pursuant to the provisions of Section 3.3(b)(i) or 3.3(b)(ii) hereof, as the case may be, the Seller and the Purchaser shall (x) jointly certify to the Escrow Agent the amount of such Purchase Price Adjustment, together with the amount of the interest accrued on the Purchase Price Adjustment from the Closing Date to the date of such payment under Section 3.3
(b)(iii) hereof, (y) if the Purchase Price Adjustment is to be made in favor of the Purchaser, direct the Escrow Agent to pay such amounts (to the extent available in the Escrow Account) to the Purchaser and to pay any portion of the Escrow Account not utilized for such purpose to the Seller and (z) if there is no Purchase Price Adjustment or if the Purchase Price Adjustment is to be made in favor of the Seller, direct the Escrow Agent to pay the entire Escrow Amount to the Seller. In the event the sum of the Purchase Price Adjustment to be paid to the Seller or the Purchaser, as the case may be, plus the applicable interest thereon under Section 3.3(b)(iii) hereof, exceeds the Escrow Amount, the Seller or the Purchaser, as the case may be, shall be obligated to immediately pay such excess to the other.

  Section 3.4 Collection and Guaranty of Receivables. From and after the Closing, the Purchaser shall undertake the collection of each of the Trade Receivables reflected on the Schedule of Closing Date Asset Values with the same diligence as is customarily employed by the Purchaser and its operating subsidiaries in connection with the collection of accounts receivable. All amounts collected by the Purchaser from customers that have outstanding Trade Receivables reflected on the Schedules of Closing Date Asset Values shall be applied against the oldest accounts of such customer first unless such customer shall specifically designate that such payment shall be applied in a different manner. The Purchaser will provide the Seller on a monthly basis with access to a reconciled schedule of cash receipts listing all cash receipts from customers with Trade Receivables included in the Schedule of Closing Date Asset Values and a listing of all Trade Receivables on the Schedule which remain Outstanding as of the date such listing is prepared. At any time subsequent to the 90th day, and prior to the 120th day, after the Closing, the Purchaser may give written notice to the Seller that it is requiring the Seller to purchase from the Purchaser any of the Trade Receivables reflected on the Schedule of Closing Date Asset Values which remain unpaid as of such date in consideration for the payment to the Purchaser of the book value of such Trade Receivable, as set forth on the Schedule of Closing Date Asset Values. The Seller shall purchase (or cause to be purchased) any such transferred Trade Receivable within 15 days after receiving the applicable notice from the Purchaser.
Upon its purchase of any such Trade Receivable, the Seller shall thereafter have the exclusive right to collect such Trade Receivable from the applicable payor.

  Section 3.5  Assumption of Certain Liabilities.  (a)  Assumed Liabilities.
In addition to the Purchase Price, upon the Closing Date, the Purchaser shall assume and agree to pay, discharge or perform the following obligations (collectively, the "Assumed Liabilities"): (i) all obligations and other Liabilities arising from and after the Closing under each of the Contracts (except to the extent the same is an Excluded Asset) and Intellectual Property Agreements that are set forth on Schedules 2.2(p) and 5.19 hereto, the 1mage Agreement and the lease agreement with respect to the Brunswick Georgia facility listed on Schedule 5.11 hereto, provided the Purchaser does not assume, and the Seller shall be obligated to complete, all obligations referred to on Schedule 5.19(a)(vii) associated with the removal of the underground storage tank described thereon, (ii) the liabilities with respect to Employees specifically referred to in Section 13.1 hereof and (iii) all Liabilities and obligations arising out of the Purchaser's ownership of the Assets or the operation of the Business from and after the Closing Date, including, without limitation, any Liabilities associated or relating in any way to the "Year 2000" issues associated with the Intellectual Property. The Purchaser shall not assume or be responsible for any other Liability of the Seller, whether accrued before or after the Closing Date, other than the Assumed Liabilities.

  (b)	Unassumed Liabilities.  Without limiting the breadth and generality of the exclusion in Section 3.5(a), the Purchaser shall not assume or incur any Liability in respect of any of the following:

  (i) Liabilities to any of the Seller's secured creditors which are incurred or accrued prior to the Closing due to, or in connection with, the Seller's creation of any security interest on any Asset;

   (ii) Any product liability, cargo liability, vehicle accident, premises liability, or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, action, inaction, tort, agreement or guarantee made by the Seller, or alleged to have been made by the Seller, or which is imposed or asserted to be imposed by operation of law, and any claim seeking recovery for consequential damage, lost revenue or income, in all cases to the extent the same relates to the ownership or operation of the Business or the Assets prior to the Closing Date;

   (iii) Except as provided in Section 13.13 hereof, any foreign, federal, state or local Tax (as defined in Section 5.14): (i) payable with respect to the business, assets, properties or operations of the Seller, the Guarantor or any member of any affiliated group of which either is a member, or (ii) incident to or arising as a consequence of the negotiation or consummation by the Seller, the Guarantor or any member of any affiliated group of which either is a member, of this Agreement and the transactions contemplated hereby;

   (iv) Any Liability under or in connection with the Excluded Assets;

   (v) Any Liability not specifically referred to in Section 13.1 hereof arising prior to or as a result of the Closing to any employees, agents or independent contractors of the Seller, whether or not employed by the Purchaser after the Closing, or under any benefit arrangement with respect thereto; and

   (vi) Any Liability of the Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby including, but not limited to fees and expenses of counsel, accountants and other experts, fees and costs relating to the Seller's termination of any leases regarding the Vehicles.


                               ARTICLE IV
                           CLOSING; TERMINATION

  Section 4.1 Closing Date. The Closing of this transaction shall take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, at 10:00 a.m. (local time) on the fourth business day after the conditions set forth in Sections 10.6 and 11.5 hereof have been satisfied or waived by the party entitled to do so; or at such other place, time and date as may be mutually agreed upon by the Purchaser and the Seller.
The date on which the Closing occurs is referred to in this Agreement as the "Closing" or the "Closing Date".

  Section 4.2 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the Seller in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Purchaser and its counsel.
All proceedings to be taken and all documents to be executed and delivered by the Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller and their counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

  Section 4.3 Confidentiality Agreement. In addition to all other provisions contained herein, effective as of the Closing Date, that certain Confidentiality Agreement by and between the parties ("Confidentiality Agreement"), dated as of August 20, 1997, shall be terminated and shall be null and void and of no further force and effect, except to the extent any Information (as defined therein) pertains to the Guarantor or any other Affiliate of the Seller, as to which Information such Confidentiality Agreement shall remain in full force and effect.

  Section 4.4 Termination. This Agreement may be terminated prior to the Closing as follows:

  (a) By the written agreement of the Purchaser and the Seller;

  (b) By either the Purchaser or the Seller if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

  (c) By either the Purchaser or the Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing, and which breach, individually or together with all other such breaches, would have a Material Adverse Effect, in the case of breaches by the Seller, or a material adverse effect on the Purchaser's ability to consummate the transactions contemplated hereby, in the case of breaches by the Purchaser; and

  (d) By either the Purchaser or the Seller if either shall have reasonably determined that one or more conditions set forth in Articles X or XI cannot be fulfilled or satisfied within a reasonable period of time and, in any event, if such Closing has not occurred on or before September 30, 1998.

  Section 4.5 Effect of Termination. If this Agreement is terminated in accordance with Section 4.4 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except (i) for this Section 4.5, and (ii) that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination, including breaches of covenants hereunder.

                               ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that, except as otherwise set forth on Schedule 5 (the "Disclosure Schedule"), which Disclosure Schedule shall specifically identify the relevant subsection hereof to which it relates, the following:

  Section 5.1 Corporate Existence and Organization. The Guarantor and the Seller are each corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation; and the Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business by it requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. The Guarantor is the beneficial owner (within the meaning of Section 13d-3 of the Securities and Exchange Act of 1934, as amended) of all issued and outstanding stock of the Seller.
There are no proxies, voting trust agreements, pledges or other restrictions affecting such stock.

  Section 5.2  Corporate Power; Authorization; Enforceable Obligations.
The Seller has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Seller has been duly authorized by all necessary corporate and shareholder action on the part of the Seller. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Seller in accordance with the provisions hereof (the "Seller's Documents") will be duly executed and delivered on behalf of the Seller by duly authorized officers of the Seller; and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

  Section 5.3 Safety Rating. The Seller has now and, for the five years preceding the date of this Agreement, maintained a "Satisfactory" safety rating as promulgated by the Department of Transportation ("DOT") and is not aware of any issues, deficiencies or violations which would change such rating. The Seller is not aware of any notice of any intended, pending, or proposed audit of its operations by the DOT or any other governmental entity having jurisdiction over the Seller's operations.

  Section 5.4 No Interest in Other Entities. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Assets, other than shares of capital stock representing immaterial, non-controlling interests in publicly-traded companies obtained by the Seller in the ordinary course of the Business.

  Section 5.5 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement by the Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (a) any existing law, ordinance, or governmental rule or regulation to which the Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Seller, (c) the charter documents of the Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, license, or other instrument, document or legally enforceable understanding, oral or written, to which the Seller is a party, by which the Seller may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Seller thereunder, except for any such violations or conflicts which would not have a Material Adverse Effect. Except as aforesaid or provided in the HSR Act, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Seller, except for any such approvals, consents, registrations or filings, the failure of which to obtain or make would not have a Material Adverse Effect; it being understood that the Seller makes no representation or warranty as to its ability to transfer any of the Operating Authorities or base plates to the Purchaser.


  Section 5.6 No Third Party Options. There are no existing agreements, options, commitments or rights with, conferring on any Third Party the right to acquire any of the Assets.

  Section 5.7 Vehicle Supplies and Inventories, Etc. All vehicle supplies and inventories, furnishings, furniture, fixtures, office supplies, computers, and other tangible personal property included in the Assets, are of good and merchantable quality in all material respects; and are usable in the ordinary course of the Business in compliance in all material respects with all applicable regulations and quality standards of any Governmental Authority.

   Section 5.8 Vehicles. All Vehicles included in the Assets have the proper Vehicle Identification Number (VIN) shown on Schedule 2.2(a), have less than $3,000,000 in the aggregate of body damage (normal wear and tear excepted), have engines that start and run with no major leaks or excessive smoke and are capable of transporting freight of such weight and dimensions as allowable under Department of Transportation requirements, except for any such failures which would not have a material adverse effect on the Purchaser.

  Section 5.9 Authorizations. As of the date hereof and the Closing Date (without giving effect to the consummation of this transaction), all Operating Authorities are in good standing and there are no actions pending concerning such operating authorities.

  Section 5.9A Computer Generated Balance Sheets. Seller has delivered to Purchaser copies of the computer generated balance sheets for the Seller as of June 28, 1997, December 27, 1997 and June 27, 1998. Such balance sheets fairly present in all material respects the assets of Seller as of the dates indicated, excluding any appropriate write-downs thereto as a result of or relating to the consummation of the transactions provided for hereunder.

  Section 5.10 Ownership of the Assets Other than Leased Assets. Except with respect to assets listed on Schedules 2.2(g) and (p), the Seller has (or will as of the Closing have) good and valid title to all of the Assets, free and clear of all Encumbrances, except for any such Encumbrances which would not have a Material Adverse Effect. At the Closing, the Purchaser will acquire such good and valid title, except as a result of any actions as may be taken by the Purchaser. With respect to any leases listed on Schedule 5.11, as of the Closing Date, the Seller shall not be in material default of any such leases or service arrangements, and shall be current in all material respects with respect to any liabilities arising thereunder prior to the Closing Date. No affiliate of the Seller owns any of the Assets. This Section 5.10 does not relate to the Seller Intellectual Property, which is instead covered by Section 5.13.

  Section 5.11 Real Property.  With respect to the Real Property:

  (a) Real Property. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned by the Seller and used in connection with the Business or included in the Assets, are listed on the Disclosure Schedule in response to this Section.

  (b) Title to Owned Real Property. With respect to the Real Property, title to such Real Property is, and at Closing shall be, good and marketable, fee simple absolute, free and clear of all Encumbrances other than Permitted Liens. At Closing, title to the Real Property owned by the Seller shall be insurable by any title insurance company selected by the Purchaser, at such company's regular rates (as paid for by the Purchaser) pursuant to an ALTA 1987 owner's form of policy, to the extent available, free of all exceptions except Permitted Liens.

  (c) Pollution and Hazardous Substances. Except as would not reasonably be expected to result in a Material Adverse Effect: the Seller has not used, discharged, released, disposed on, under or about any of its Assets, including the Real Property, any Hazardous Material in violation of any applicable Environmental Laws, except for goods and materials transported as cargo in the ordinary course of the Seller's Business and in substantial compliance with all applicable Environmental Laws. The Seller has kept and maintained its assets, including the Real Property, and, to the best of its knowledge, the waters or any waste on, under or discharged from its assets, including the Real Property, in compliance with, and has not caused or permitted its assets, including the Real Property, to be in violation of any applicable Environmental Law now or previously in effect related to environmental conditions, air, water and land pollution or the storage or disposal of Hazardous Materials on, under or about its assets, including the Real Property

  (d) Eminent Domain. The Seller has received no notices, oral or written, and has no knowledge that any governmental body having the power of eminent domain over the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

  (e) No Violations. Except as would not be reasonably expected to have a Material Adverse Effect, the Real Property and its present uses comply with all applicable Regulations of all governmental bodies having jurisdiction over the Real Property. The Seller has received no notices, oral or written, from any governmental body, and has no knowledge that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate in any material respect any applicable Regulations of any governmental body having jurisdiction over the Real Property.

  (f) Improvements. The material improvements located on the Real Property are in good condition and are structurally sound in all material respects, and all material mechanical and other material systems located therein are in good operating condition, subject to normal wear, and no condition exists requiring material repairs, alterations or corrections.

  (g) Access. The buildings and structures constituting part of the Real Property currently have access to public roads or valid easements over private streets or private property for such ingress to and egress from such property.

  (h) Compliance with Construction Regulations. To the Seller's knowledge, the installation and construction of the buildings and structures located on the Real Property have been completed in material compliance with all laws, rules, regulations, judgments, orders, permits, licenses and other requirements of and agreements with all Governmental Bodies applicable to such properties; and all building permits, certificates of occupancy, licenses and other authorizations required for current uses of such properties have been obtained, other than those the failure of which to obtain would not materially adversely affect the continued use of the relevant property as now used.

  Section 5.12 Absence of Certain Developments. Since June 27, 1998, the Business has been conducted in the ordinary course consistent with past practices and, except in the ordinary course of business consistent with past practices, there has not been any (i) increase in the rate of compensation payable by the Seller to any of its Employees who are compensated on an hourly basis or any increase in the amounts paid or payable to such Employees under any bonus, incentive, pension, profit sharing or other benefit plan, or any arrangement therefore made for or with any such Employee; or (ii) any sale or other disposition of any asset other than in the ordinary course of business.

  Section 5.13 Intellectual Property. (a) Schedule 2.2(h) lists all material Seller Intellectual Property. Except as set forth on Schedule 2.2(p), the Seller owns all Intellectual Property necessary for the conduct of the Business as currently conducted.

  (b) Neither the Seller nor, to the Seller's knowledge, any other party thereto, is in default under any license set forth on Schedule 2.2(p), and, except as set forth on Schedule 2.2(p), each such license is in full force and effect as to the Seller and, to the Seller's knowledge, as to each other party thereto, except for such defaults and failures to be so in full force and effect as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Seller's knowledge, none of the Seller Intellectual Property is subject to any outstanding injunction, judgment, order, decree or ruling.

  (c) Except as set forth in Schedule 5.13(c), the Seller has not received any notice or claim stating (or otherwise to the effect) that the conduct of the Business infringes the asserted Intellectual Property rights of any person and the Seller has no knowledge of any infringement by any person of the Seller Intellectual Property.

  Section 5.14 Tax and Other Returns and Reports. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by or on account of the Seller (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school, fuel, fuel use, highway use, and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of the Seller for Taxes for the periods, property or events covered thereby, except in all cases for any failures which would not have a material adverse effect on the Purchaser. All Taxes, including without limitation those which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from the Seller, have been properly accrued or paid, except in all cases for any failures which would not have a material adverse effect on the Purchaser. The accruals for Taxes contained in the Seller's financial statements are adequate to cover the tax liabilities of the Seller with respect to the Business as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate, except in all cases for any failures which would not have a material adverse effect on the Purchaser. The Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns respecting the Seller and there are not pending tax examinations or audits of or tax claims asserted against the Seller or any of its assets or properties, except in all cases for any failures which would not have a material adverse effect on the Purchaser. The Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes with respect to the Seller. The Seller has made all deposits required by law to be made with respect to the Seller's Employees' withholding and other employment taxes, including, without limitation, the portion of such deposits relating to taxes imposed upon the Seller with respect to the Seller, except for any failure to make such deposits or pay such taxes which would not have a material adverse effect on the Purchaser. The Seller shall timely file all tax returns and pay all taxes related to operation of the Business prior to the Closing Date, except in all cases for any failures which would not have a material adverse effect on the Purchaser.

  Section 5.15 Existing Condition. Except in the ordinary course of business consistent with past practices, since June 27, 1998, the Seller has not:

  (a) Sold, encumbered, assigned or transferred any assets or properties included in the Assets, except for the sale, use or consumption of inventory in the ordinary course of business consistent with past practice;

  (b) Mortgaged, pledged or subjected any of the Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except as otherwise permitted or for Encumbrances which will be discharged prior to the Closing;

  (c) Made or suffered any amendment or termination of any Assigned Contract;

  (d) Made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $25,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

  (e) Increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

  (f) Entered into any transaction other than in the ordinary course of business consistent with past practice.

  Section 5.16 Labor Matters. The Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of the Seller, no collective bargaining agent has been certified as a representative of any of the employees of the Seller, and no representation campaign or election is now in progress with respect to any of the employees of the Seller, nor to the best of the Seller's information and belief there have not been any attempts to organize the employees or independent contractors/owner operators of the Seller within the preceding 12-month period. The Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of the Seller, threatened with respect to the Seller's employees. Since December 27, 1997, the Seller has not made or agreed to any increase in the amount, rate, terms or method of calculation of compensation to any existing or former employee of the Seller. The Seller's Business is not subject to Executive Order 11246.

  Section 5.17 Insurance. The Assets and the Business of the Seller are insured under various policies of general liability and other forms of insurance, all of which are described in all material respects in the Disclosure Schedule.

  Section 5.18 Employee Benefit Plan and Arrangements. The Disclosure Schedule contains a complete list of all written material employee benefit plans, whether covering one person or more than one person, sponsored or maintained by the Seller. For the purposes hereof, the term "employee benefit plan" includes all plans, funds, programs, policies, arrangements and practices (including vacation policies) providing benefits of economic value to any of the Seller's Employees, former Employees, or present or former beneficiary or dependent of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "employee benefit plan" includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all employee pension benefit plans within the meaning of section 3(2) of ERISA.

  Section 5.19 Contracts and Commitments. (a) The Seller is not a party to any of the following Contracts other than those terminable at the Seller's will without penalty, payment or impairment:

   (i) Any contract with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Business;

   (ii) Any contract for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are used in the conduct of the Business involving in any one case $25,000 or more;

   (iii) Any contract to sell or supply products ("Goods Contracts") or to perform services other than customer transportation agreements ("Services Contract") in connection with the Business involving, in any one case, $100,000.00 or more;

   (iv) Any distribution, dealer, representative or sales agency Contract, relating to the Business;

   (v) Any lease under which the Seller is either lessor or lessee relating to the Assets or any property at which the Assets are located;

   (vi) Any Contract for any charitable or political contribution relating to the Business;

   (vii) Any Contract for any capital expenditure or leasehold improvement in excess of $25,000;

   (viii) Any Contract limiting or restraining the Seller, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to the Seller's knowledge, is any employee of the Seller engaged in the conduct of the Business subject to any such agreement, contract or commitment;

   (ix) Any franchise or distributorship agreement; or

   (x) Any Contract relating to the Business not otherwise listed on the Disclosure Schedule and continuing over a period of more than six months from the date hereof, or exceeding $100,000.00 in value.

   (xi) Any Service Contract other than in the form attached to the Disclosure Schedule with only such changes as are necessary to reflect applicable fees, time periods, and other changes therein as do not naturally affect the rights or obligations of the Seller thereunder.

  (b) The Seller has made available to the Purchaser complete and correct copies of all written contracts listed on Schedule 5.19, and a complete and correct description in all material respects of all of the material terms of all oral contracts listed on Schedule 5.19, in each case together with a complete and correct copy or description in all material respects, as the case may be, of all amendments thereto.

  (c) Each of the Contracts listed in the Disclosure Schedule in response to this Section, or not required to be listed therein because of the amount thereof, and to which the Purchaser is to acquire rights or obligations hereunder, is, to the Seller's knowledge, valid and enforceable in accordance with its terms. The Seller is, and to the Seller's knowledge all other parties thereto are, in compliance with the provisions thereof; the Seller is not, and to the Seller's knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and, to the Seller's knowledge no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. This Section 5.19 does not relate to agreements with respect to Intellectual Property, which are instead covered by Section 5.13.

  Section 5.20 Additional Information. The Disclosure Schedule contains accurate lists and summary descriptions of the following:

  (a) The names and titles of and current annual base salary or hourly rates for all employees of the Seller engaged in the conduct of the Business, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past or current fiscal year or payable to each such person in the future and the bonuses accrued for, the vacation and severance benefits to which, each such person is entitled; and

  (b) All names under which the Seller has conducted any business or which it has otherwise used during the last five years.

  Section 5.21 Customers. As of the date hereof, the Seller has not received any notice from any customer under an Assigned Contract listed on Schedule
5.19 stating (or otherwise to the effect) that it has (i) ceased or is planning to cease using the Seller's services or (ii) within the past 30 days, substantially reduced, or will substantially reduce, the amount of the Seller's services to be purchased in the future.

  Section 5.22 Necessary Assets. The Assets constitute all of the assets utilized in the conduct of the Seller's Business as it is presently conducted, other than the Excluded Assets and for immaterial exceptions.

  Section 5.23 Immigration Matters. To its knowledge, the Seller has complied with the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder ("IRCA") as to all Employees (as defined in section 274al(g) of Title 8, Code of Federal Regulations) with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Verification Forms) for all such current and former Employees and the reverification of the employment status of any and all such Employees whose employment authorization documents indicated a limited period of employment authorization. To its knowledge, the Seller has only employed individuals authorized to work in the United States. To its knowledge, the Seller has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor have either of them been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

 Section 5.24 Adequacy of Representations and Warranties. No representation or warranty made by the Seller in this Agreement or any certificate or schedule delivered by the Seller pursuant hereto contains, or will contain on the Closing Date, any material misstatement of fact or omits, or will omit on the Closing Date, to state a material fact necessary to make the statements contained herein or therein not misleading.


                            ARTICLE VI
           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller:

  Section 6.1 Corporate Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

  Section 6.2 Corporate Power and Authorization. The Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Purchaser in accordance with the provisions hereof (the "Purchaser's Documents"), will be, duly executed and delivered by duly authorized officers of the Purchaser and this Agreement constitutes, and the other Purchaser's Documents when executed and delivered, will constitute, the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

  Section 6.3 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement by the Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (a) any existing law, ordinance, or governmental rule or regulation to which the Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Purchaser, (c) the charter documents of the Purchaser or any securities issued by the Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, license, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which the Purchaser is a party or by which the Purchaser may have rights or give any party with right thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Purchaser thereunder. Except as aforesaid or provided in the HSR Act, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Purchaser. The Purchaser has sufficient funds available to permit it to pay the Initial Purchase Price at Closing.


                          ARTICLE VII
             SURVIVAL OF REPRESENTATIONS AND WARRANTIES

  Section 7.1  Survival of the Seller's Representations and Warranties.
All representations and warranties made in this Agreement by the Seller, or in any certificate, schedule, or instrument furnished hereunder shall terminate as of the Closing, except that (i) the representations and warranties made in
Section 5.5 shall terminate at the end of the six month period immediately following the Closing, (ii) the representations and warranties made in Sections 5.10, 5.11(a), 5.11(b) and 5.11(c) hereof shall terminate on the one year anniversary of the Closing and (iii) the representations and warranties made in Sections 5.1 and 5.2 hereof shall survive indefinitely.

Section 7.2 Survival of the Purchaser's Representations and Warranties. All representations and warranties made in this Agreement by the Purchaser shall survive Closing indefinitely, except that the representations and warranties of the Purchaser made in Section 5.3 hereof shall terminate at the end of the six month period following the Closing.


                            ARTICLE VIII
              AGREEMENTS OF THE SELLER PENDING CLOSING

Agreements of the Seller Pending the Closing. The Seller covenants and agrees that, pending the Closing, and except as otherwise agreed to in writing by the
Purchaser:

   Section 8.1 Conduct of Business. The Business shall be conducted in the ordinary course consistent with past practice. The Seller shall not take any action that would cause the representations and warranties of the Seller contained in this Agreement to be untrue in the manner required under Section 10.1.

  Section 8.2 Maintenance of Physical Assets. The Seller shall continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been its consistent past practice.

 Section 8.3 Employees and Business Relations. The Seller shall use its reasonable commercial efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business. The Seller shall not change the amount or method of compensation for any of its employees or independent contractor/owner operators other than increases in the ordinary course of business consistent with past practices.

  Section 8.4 Updated Schedules. The Seller shall promptly disclose to the Purchaser any information contained in its representations and warranties or the Schedules which, because of an event occurring or becoming known to the Seller after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the Seller, or the schedules hereto for the purposes of Article X hereof, unless the Purchaser shall have consented thereto in writing, provided further, however, that, in the event the Closing occurs such disclosures will modify and supplement the representations and warranties of the Seller (and the related schedules) for all purposes of
Article XII hereof.

  Section 8.5 HSR Act Notice and Filing. As soon as practicable (but no later than 15 business days) after the execution of this Agreement, each of the Seller and the Purchaser will file, or cause to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the "HSR Act", and any and all state, federal or foreign regulatory bodies or agencies, the notification and documentary material required in connection with this transaction. Thereafter, each of the Seller and the Purchaser shall promptly file any additional information requested as soon as practicable after receipt of a request for additional information under the HSR Act or any other regulatory filing. Each of the Seller and the Purchaser shall use reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act. The Seller and the Purchaser shall each pay one-half (1/2) of the filing fees (not to include any legal fees incurred in the preparation or filing of the materials) required under the HSR Act or in connection with any other state, federal or foreign regulatory filing.

  Section 8.6 Cooperative Efforts. The Seller shall cooperate with the Purchaser, execute all instruments and documents, pay the filing, assignment and transfer fees and other charges and use its reasonable best efforts to cause all of the conditions to the obligations of the Purchaser and the Seller under this Agreement to be satisfied on or prior to the Closing Date.

  Section 8.7 Access. The Seller shall give to the Purchaser's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Assets and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Assets, including without limitation the Seller's financial statements, as the Purchaser shall desire to make, provided that such investigation shall not unreasonably interfere with the Seller's business operations. Furthermore, the Seller shall make available to the Purchaser all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as the Purchaser shall from time to time reasonably request and shall permit the Purchaser and its agents to make such physical inventories and inspections of the Assets as the Purchaser may reasonably request from time to time.

  Section 8.8 Press Releases. Except as required by applicable law, the Seller shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved as to form and content by the Purchaser, which approval shall not be unreasonably withheld.

  Section 8.9 Notification of Certain Events. The Seller shall give prompt notice to the Purchaser as soon as it becomes aware of (i) the occurrence or nonoccurrence of any event that would be likely to cause either (a) any representation or warranty of the Seller contained in this Agreement, or in connection with the transactions contemplated hereunder, to be untrue or inaccurate in the manner required under Section 10.1 hereof, or (b) directly or indirectly, have any Material Adverse Effect on the Seller; or (ii) a material failure of the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 8.10 No Negotiations. The Seller and its officers, directors and anyone acting on behalf of the Seller or such person shall not, directly or indirectly, affirmatively solicit any person, firm or other entity or group (other than the Purchaser or its representatives), engage in unsolicited discussions, engage in any negotiations with, or provide any information concerning any merger or sale of all or substantially all of its assets or the Business or the sale of capital stock of the Seller.

  Section 8.11 I/C Contracts. Schedule 8.11 (a) sets forth a list of all of the Seller's I/C Contracts as of June 27, 1998. Schedule 8.11(b) sets forth, with respect to all such I/C Contracts, information concerning (i) the number and type of tractors owned and operated by each owner operator who is a party to each such I/C Contract, (ii) the terms and conditions of the Seller's standard form of agreement for its I/C Contracts (together with a standard compensation schedule) and (iii) all reserves and escrows posted by such owner operators with respect to such I/C Contracts. Prior to the Closing, the Seller, upon the Purchaser's request, will use its reasonable efforts to persuade all owner operators who are a party to any such I/C Contracts to execute similar contracts with the Purchaser, effective as of the Closing Date, and to either authorize the Seller to transfer to the Purchaser all reserves and escrows held by the Seller with respect to the I/C Contract of such owner operator or to authorize the Seller to release all such reserves and escrows. In addition, the Seller agrees to negotiate in good faith with the Purchaser towards the Purchaser's purchase of any note receivables (and any related collateral) of any such transferring owner operator held by any of the Seller's Affiliates which arise out of any financing arrangements made available to such owner operator to purchase tractors, trailers and related transportation equipment.

  Section 8.12 Transfer of Base Plates. The Seller agrees to use its reasonable efforts to cooperate with the Purchaser in connection with the Purchaser's efforts to utilize the base plates for the Vehicles for the period from the Closing to March 31, 1999. In this regard, the Seller acknowledges that such cooperation may include, upon the request of the Purchaser prior to the Closing, the Seller's negotiation, execution and delivery of equipment leases with respect to all of the Vehicles (other than any Vehicles as to which a Vehicle Adjustment Amount is established pursuant to
Section 3.1(b) hereof) on such terms and conditions as are agreed to by the parties; it being understood and agreed that all such leases will contain provisions (i) imposing all post-Closing Liabilities of every kind and description with respect to such Vehicles on the Purchaser, (ii) requiring the Purchaser to name the Seller as an additional insured on all insurance policies maintained by the Purchaser with respect to such Vehicles, (iii) ensuring that the Seller will not create any Encumbrances on its title to such Vehicles during the pendency of any such leases, (iv) requiring the Purchaser to purchase (and the Seller to deliver titles, free and clear of all Encumbrances, to) such Vehicles by no later than April 15, 1999 and (v) imposing all costs of implementing such arrangements on the Purchaser.

  Section 8.13 Compliance with Laws, Etc. The Seller shall comply in all material respects with all laws, rules and regulations applicable to the Business or Assets, the noncompliance with which would reasonably be expected to have a material adverse effect on the Purchaser.


                                      ARTICLE IX
                    AGREEMENTS OF THE PURCHASER PENDING THE CLOSING

The Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by the Seller:

  Section 9.1 Actions of Purchaser. The Purchaser will not take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, the Purchaser shall cooperate with the Seller and use its reasonable best efforts to cause all of the conditions to the obligations of the Purchaser and the Seller under this Agreement to be satisfied on or prior to the Closing Date.

  Section 9.2 Press Releases. Except as required by applicable law, the Purchaser will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the Seller, which approval shall not be unreasonably withheld.

  Section 9.3 WARN Notice. The Purchaser and, to the extent applicable, the Seller, will comply with all notice requirements under 29 U.S.C. 2101 - 2109 (the "WARN Act") and all applicable state law counterparts.

                                 ARTICLE X
                    CONDITIONS PRECEDENT TO THE CLOSING;
                        THE PURCHASER'S OBLIGATION

All obligations of the Purchaser under this Agreement are subject to the fulfillment or satisfaction, at the times indicated herein, of each of the following conditions precedent, unless, at the Purchaser's discretion, such condition precedent is waived:

  Section 10.1 The Seller's Representations and Warranties True as of the Closing Date. The representations and warranties of the Seller contained in this Agreement or in any schedule, certificate, exhibit or document delivered by the Seller to the Purchaser pursuant to the provisions hereof shall have been true in all material respects on the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

  Section 10.2 Compliance with this Agreement. The Seller shall have performed and complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

  Section 10.3 Closing Certificate. The Purchaser shall have received a certificate from the Seller dated the Closing Date, certifying that the conditions specified in Article X hereof have been fulfilled.

  Section 10.4 Opinions of Counsel for the Seller. Debevoise & Plimpton and Michael L. Harvey, Esq., outside and internal counsel for the Seller, respectively, shall have delivered to the Purchaser written opinions, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser and its counsel.

  Section 10.5 No Threatened or Pending Litigation. On the Closing Date, no material suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that is likely to result in any such material suit, action or proceeding shall be pending or threatened.

  Section 10.6 HSR Approval Prior to Closing. Prior to Closing, the waiting period shall have expired (whether pursuant to early termination or passage of time) following the filing of forms under the HSR Act.

  Section 10.7 Employee Drivers. The Seller shall have at least 450 active Employee drivers as of immediately prior to the Closing, all of whom shall be employed in accordance with the Seller's current practices and standards.

  Section 10.8 The Sellers' Deliveries. The Seller shall have delivered to the Purchaser at or prior to the Closing the following, all of which shall be in a form reasonably satisfactory to the Purchaser and its counsel:

  (a) Such bills of sale, deeds and assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest the Assets in the Purchaser in the manner provided for in this Agreement.

  (b) All such documents as may be required to change the Seller's name to another name not including "Poole" or "Poole Truck Line", including but not limited to a name change amendment with the Secretary of State of Alabama.

  (c) The Seller shall have executed a limited warranty deed, which passes fee simple title to the Real Property, in proper form for recording in the jurisdiction in which the Real Property is located.

  (d) The Escrow Agreement shall have been executed and delivered by the Seller, the Guarantor and the Escrow Agent.


  Section 10.9 Vehicle Adjustment Amount. The Vehicle Adjustment Amount, if any, shall have been definitively established in accordance with Section 3.1
(b) hereof.

  Section 10.10 Environment Report. The Purchaser shall have received a "Phase 1" environmental report with respect to each parcel of Real Property.

  Section 10.11 Certain Revenues. The Seller shall certify to the Purchaser that the customers and accounts referred to in Section 2.3(s) hereof did not constitute more than 30% of the Seller's total revenues for the period from January 1, 1998 through the end of the calendar month most recently completed as of the Closing Date, and such certificate shall be reasonably acceptable in form and substance to the Purchaser.


                                  ARTICLE XI
                        CONDITIONS PRECEDENT TO THE CLOSING;
                             THE SELLER'S OBLIGATION

All obligations of the Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

  Section 11.1 The Purchaser's Representations and Warranties True as of the Closing Date. The representations and warranties of the Purchaser contained in this Agreement or in any list, certificate or document delivered by the Purchaser to the Seller pursuant to the provisions hereof shall be true in all material respects on the date hereof and shall be true on the Closing Date in all material respects with the same effect as though such representations and warranties were made as of such date.

  Section 11.2 Compliance with this Agreement. The Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

  Section 11.3 Closing Certificate. The Seller shall have received a certificate from the Purchaser dated the Closing Date, certifying in such detail as the Seller may reasonably request that the conditions specified in Sections 11.1 and 11.2 hereof have been fulfilled.

  Section 11.4 No Threatened or Pending Litigation. On the Closing Date, no material suit, action, or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that is likely to result in any such material suit, action or proceeding shall be pending or threatened.

  Section 11.5 HSR Approval Prior to Closing. Prior to Closing, the waiting period shall have expired (whether pursuant to early termination or passage of time) following the filing of forms under the HSR Act.

  Section 11.6 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Purchaser and the Escrow Agent.

  Section 11.7  Vehicle Adjustment Amount.   The Vehicle Adjustment Amount,
if any, shall have been definitively established in accordance with Section 3.1(b) hereof.


                               ARTICLE XII
                            INDEMNIFICATION

  Section 12.1 General Indemnification Obligation of the Seller. With respect to claims brought from and after the Closing, the Seller hereby agrees to defend, indemnify and hold harmless the Purchaser and its successors and assigns (a "Purchaser Party") against and in respect of:

  (a) any and all Damages incurred or suffered by any Purchaser Party that result from, relate to or arise out of:

   (xii) any and all Liabilities and obligations of the Seller of any nature whatsoever, except for those Liabilities and obligations of the Seller which the Purchaser specifically assumes pursuant to Section 3.5(a) of this Agreement or which arise out of or relate to the Purchaser's ownership of the Assets or operation of the Business from and after the Closing

   (xiii) any breach of warranty or nonfulfillment of any agreement or covenant on the part of the Seller under this Agreement, or in any certificate or schedule furnished to the Purchaser pursuant hereto, provided that the Seller shall not be required to indemnify the Purchaser with respect to any representations and warranties that terminate as of the Closing or with respect to any claims made with respect to any other representation or warranty after the date such representation or warranty terminates in accordance with
Article VII hereof and provided, further, that the Seller shall not be required to indemnify the Purchaser for claims made under clause (ii) above in an aggregate amount that exceeds the Purchase Price; and

  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 12.1

  Section 12.2 General Indemnification Obligation of the Purchaser. With respect to claims arising from and after the Closing, the Purchaser hereby agrees to defend, indemnify and hold harmless the Seller, the Guarantor and their respective successor and assigns (a "Seller Party") against and in respect of:

  (a) any and all Damages incurred or suffered by any Seller Party that result from, relate to or arise out of:

   (xiv) any liabilities from any misrepresentation or breach of any warranty, covenant or agreement of the Purchaser contained in or made pursuant to this Agreement or in any schedule or certificate delivered by the Purchaser pursuant to this Agreement provided that the Purchaser shall not be required to indemnify the Seller with respect to any representations and warranties that terminate as of the Closing or with respect to any claims made with respect to any other representation or warranty after the date such representation or warranty terminates in accordance with Article VII hereof and provided, further, that the Purchaser shall not be required to indemnify the Seller for claims made under this clause (i) in an aggregate amount that exceeds the Purchase Price;

   (xv) any Assumed Liability; or

   (xvi) other than any Unassumed Liability, the ownership of the Assets or the operation of the Business from and after the Closing; and

  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 12.1

  Section 12.3 Defense of Claims. If any Purchaser Party or Seller Party seeks indemnity pursuant to this Article XII, it shall give notice to the other parties briefly describing the claim and providing a good faith estimate of the amount of the claim if it is successful. Within 10 days of the date notice is given, the potential indemnifying party shall notify the potential indemnified party in writing that the potential indemnifying party either (a) acknowledges its liability for defense and indemnity; (b) denies all liability for either indemnity or defense; or (c) denies liability for indemnity but is willing to provide a defense to the potential indemnified party. If the potential indemnifying party fails to so notify the potential indemnified party within such ten (10) day period, the potential indemnifying party shall have been deemed to accept liability for defense and indemnity for the claim. Defense of the claim shall be provided by counsel selected by the potential indemnified party, in the reasonable exercise of its discretion, unless the potential indemnifying party acknowledges full liability for indemnity and defense, in which case it shall select counsel in the reasonable exercise of its discretion.

  Section 12.4 Compliance with Bulk Sales Laws. The Purchaser and the Seller acknowledge that the Seller's principal business is not the sale of inventory from stock, and hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Seller hereby defends, indemnifies and holds the Purchaser harmless from and against, any claims, liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed by the Purchaser pursuant to Section 3.5(a) of this Agreement.

  Section 12.5 Other Rights and Remedies Not Affected. The indemnification rights of the Purchaser under this Article XII and the other indemnification provisions hereunder are the exclusive remedies of the parties with respect to any and all matters arising out of or relating to this Agreement and the transactions provided for hereunder, except with respect to the matters set forth in Section 13.12 hereof.



                                 ARTICLE XIII
                              POST-CLOSING MATTERS

  Section 13.1 Employee Benefits. Except as expressly provided for herein, the Seller shall provide for payment to each employee of the Seller concerning all benefits (including the arrangements, plans and programs set forth in Section 5.18) which have been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and the Purchaser shall assume no liability therefor. Except for the Purchase price adjustment set forth in Section 3.3(a) (viii) hereof, no portion of the assets of, or reserves in respect of, any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by the Seller (and no amount attributed to any such plan, fund, program or arrangement) shall be transferred to the Purchaser; and the Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and the Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. Notwithstanding the foregoing, the Purchaser shall be liable for all accrued but unpaid vacation days reserved for on the Schedule of Closing Date Asset Values and any liability arising from (x) any severance benefits payable to any Employee by reason of the failure of the Purchaser to offer employment to a sufficient number of Employees pursuant to the provisions of Section 13.2 hereof to avoid any obligations under the WARN Act or (y) any action taken or omitted by the Purchaser on or after the Closing Date, including without limitation, any failure of the Purchaser to comply with the provisions of the WARN Act.

   Section 13.2 Employees. The Purchaser shall offer employment to a sufficient number of Employers to avoid any obligations under the WARN
Act and to all of the Seller's Employee drivers. All such offers of employment shall be at a rate of compensation which is substantially equivalent to the compensation paid by the Seller to such Employee immediately prior to the Closing Date and, in the case of the Seller's Employee drivers, at a rate of compensation which is at least equal to the compensation paid by the Seller to such drivers immediately prior to the Closing Date. In addition, the Purchaser shall provide any such Employee driver who accepts its offer of employment (an "Accepting Employee") employee benefits which are at least substantially equivalent to the benefits that the Seller provides such drivers as of immediately prior to the Closing Date. Seller agrees to use its reasonable commercial efforts to encourage the Employees to accept employment with the Purchaser. Subject to compliance with applicable law, the Seller shall provide the Purchaser with such information as the Purchaser shall reasonably request with respect to any Accepting Employee, including, without limitation, copies of personnel files and other records. In addition, prior to the Closing, the Seller shall provide the Purchaser with the Driver Qualification files of all of its employee drivers as of the most recent practicable date.

  Section 13.3 Third Party. No part of this Agreement shall create any Third Party beneficiary rights in any Employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Agreement shall create such Third Party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

  Section 13.4  Maintenance of Books and Records.   (a) The Seller shall
preserve all records possessed by it relating to any of the Assets, Liabilities or the Business, until the earlier of (i) the tenth anniversary of the Closing Date or (ii) 90 days after notice to the Purchaser that the Seller intends to destroy the records, in which case the Purchaser shall have 30 days to elect to receive the records and the Seller will deliver the records as requested by or at the expense of the Purchaser. Each of the Seller and the Purchaser will provide the other (the "Other Party") with access, upon prior reasonable written request specifying the need therefor (which must also be reasonable and not expose either party to undue competitive risk), during regular business hours, to (i) its officers and employees and (ii) its books of account and records and the Other Party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the Seller or the Purchaser, as the case may be; and further, provided, that, as to any such information that constitutes trade secrets or confidential business information

(and not part of the Assets), the Other Party and its officers, directors and representatives shall be subject to the terms of a confidentiality agreement in form and substance reasonably satisfactory to the Purchaser. Without limiting the generality of the foregoing, until the 60th day after the Closing Date, the Purchaser shall make available to the Seller and its representatives, at no charge, all such personnel and other employees as is reasonably necessary to enable the Seller to close its accounting books and prepare any tax returns relating to its ownership and operation of the Assets and the Business. In addition, for the 60-day period following the Closing Date, the Seller will make available to the Purchaser (at no cost) the services of Mr. James Martin for any reasonable request made by the Purchaser relating to transitional issues associated with its ownership and operation of the Assets.

  Section 13.5 Payments Received. The Seller and the Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, the Purchaser shall have the right and authority to endorse, without recourse, the name of the Seller on any check or any other evidences of indebtedness received by the Purchaser on account the Assets transferred to the Purchaser hereunder.

  Section 13.6 Use of Name. To the extent that the name, mark or logo "Landstar" (the "Mark") appears on any of the Vehicles (the "Marked Vehicles") as of the Closing Date, the Purchaser may continue to use such Marked Vehicles for a period not to exceed 2 years after the Closing Date, in the case of all vehicles constituting trailers (the "Trailer Transitional Period"), and not to exceed March 31, 1999, in the case of all Vehicles constituting tractors (the "Tractor Transitional Period"; and, together with the Trailer Transitional Period, the "Transitional Periods"); provided, however, that (a) the Purchaser shall either remove such Mark at the Purchaser's cost from such Marked Vehicles prior to the end of the Transitional Period applicable to such Vehicle or cease to use such Marked Vehicle prior to the end of such Transitional Period, (b) the Purchaser shall not place such Mark on any Vehicles after the Closing Date, and (c) the Purchaser shall not use such Mark, or any name, mark or logo similar thereto or any variant thereof, in any manner after the Closing Date, other than as specifically permitted herein. The Purchaser shall indemnify the Seller and the Guarantor and hold the Seller and the Guarantor harmless from and against any liabilities, obligations, losses or damages arising from the use of such Marked Vehicles or any unauthorized use of the Mark after the Closing Date and shall provide the Seller with periodic reports on a reasonable basis as to its compliance with the provisions of this Section 13.6.

  Section 13.7 UCC Matters. From and after the Closing Date, the Seller will promptly refer all inquiries with respect to ownership of the Assets to the Purchaser. In addition, the Seller will execute such documents and financing statements as the Purchaser may request from time to time to evidence transfer of the Assets to the Purchaser, including any necessary assignments of financing statements.

  Section 13.8 Further Assurances. The Seller from time to time after the Closing, at the Purchaser's request, will execute, acknowledge and deliver to the Purchaser such other instruments and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Purchaser may reasonably require to vest more effectively in the Purchaser, or to put the Purchaser more fully in possession of, any of the Assets, or any of the liabilities or obligations assumed by the Purchaser.
Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

  Section 13.9 Cooperation for Certain Tax Related Matters. The Purchaser and the Seller shall, and shall cause their respective Affiliates to, provide any requesting party that is a party to this Agreement with such assistance and documents, without charge, as may be reasonably requested by such party in connection with (i) the preparation of any Tax Return of or relating to the Seller, (ii) the conduct of any audit or other proceeding relating to liability for or refunds or adjustments with respect to Taxes, and (iii) any other Tax related matter that is a subject of this Agreement. Such cooperation and assistance shall be provided to the requesting party promptly upon its request.

  Section 13.10 Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Seller shall be liable for 100% of all transfer (including real property transfer and documentary), sales, use, gains, (including state and local transfer gains taxes), excise and other transfer or similar Taxes incurred in connection with the transfer of the Business or the Assets to the Purchaser other than any Taxes based upon or measured by net income (collectively, "Transfer Taxes"). The Purchaser and the Seller shall mutually cooperate in perfecting any exemption from Transfer Taxes available in connection with the transactions contemplated by this Agreement and in timely preparing and filing any Tax Returns required in connection with Transfer Taxes, provided, however, that in the case of any Tax Return required to be filed by only one party, such party shall not file such Tax Return without the written consent of the other party, which consent shall not unreasonably be withheld.

  Section 13.11  Power of Attorney.  Effective on the Closing Date, the
Seller hereby constitutes and appoints the Purchaser the true and lawful attorney of such Seller, with power of substitution, in the name of such Seller or the Purchaser, but on behalf of and for the benefit of the Purchaser: to demand and receive from time to time any and all of the Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof, to institute, prosecute, compromise and settle any and all actions or proceedings against Third Parties that the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; to defend or compromise any and all actions or proceedings against Third Parties in respect of the Assets; and to do all such acts and things necessary to fulfill the transactions contemplated under this Agreement. The Seller acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason. The Purchaser shall indemnify and hold harmless each Seller from any and all losses caused by or arising out of any breach of Law by The Purchaser in its exercise of such power of attorney.

  Section 13.12 Covenants Not to Employ or Solicit. (a) Each of the Seller and the Guarantor agrees that it shall not, directly or indirectly, at any time within the one-year period immediately following the Closing employ, or solicit or offer to employ, any Employee of the Business to whom the Purchaser offers employment, except that such covenant shall not in any way apply to Mr. Jim Martin. In addition, each of the Seller and the Guarantor agrees that it shall not, and shall not permit its wholly-owned subsidiaries to, directly or indirectly, at any time within the 90-day period immediately following the Closing, continue, or enter into an owner-operator or like agreement, or solicit the same, with respect to any owner operator listed on Schedule
8.11 hereto. The Purchaser agrees that it shall not at any time within the one-year period immediately following the Closing, enter into any agency or like agreement, or solicit the agency or like services, of any agent listed on
Schedule 13.12 hereto; it being understood and agreed that this covenant shall not in any way apply to any of the customers and accounts referred to in
Section 2.3(s) hereof.

  (b) For a period of 120 days immediately subsequent to the Closing Date, the Guarantor shall use its reasonable efforts to cause any loads or other freight traffic generated by any of the agents listed on Schedule 13.12 hereto in respect of any customer who produced any receivables for the Seller within the six month period prior to the Closing Date to be offered to the Purchaser pursuant to a standard brokerage carrier's agreement, between the applicable Landstar carrier and the Purchaser, in which 93% of the payments received from the applicable customer will be for the benefit of the Purchaser and the remaining 7% will be for the benefit of the applicable Landstar carrier. Upon the receipt of any such offer, the Purchaser shall either accept or decline such offer in a timely fashion, in light of all the applicable facts and circumstances.

  (c) Each of the Seller, the Guarantor and the Purchaser acknowledge that the covenants contained in this Section 13.12 were a material and necessary inducement for the parties to agree to the transactions contemplated hereby, and that each of the Seller and the Guarantor, on the one hand, and the Purchaser, on the other, realized significant monetary benefit from these transactions, that violation of any of the covenants contained in this Section
13.12 will cause irreparable and continuing damage to the party for whom such covenant is made and that such party for whom such covenant is made shall be entitled to injunctive or other equitable relief from any court of competent jurisdiction restraining any further violation of such covenants and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which such party may be entitled.

  Section 13.13  Federal Highway Use Tax.  Each of the Seller and the
Purchaser acknowledge that all Vehicles constituting tractors are subject to a Federal Highway Use Tax for the 12 month period commencing July 1, 1998, that the parties intend for such tax to be paid when due and payable, and that the parties will be responsible for all such taxes on a pro rata basis based on the portions of such 12 month period elapsing before and after the Closing Date. Accordingly, each of the Seller and the Purchaser agree that such Federal Highway Use Tax shall be paid by the Seller, in the event such tax is due and payable before the Closing Date, and by the Purchaser, in the event such tax is due and payable on or after the Closing Date, and that in either case, the non-paying party shall promptly pay the paying party an amount equal to the amount of such tax times a fraction, the numerator of which, in the case such non-paying party is the Seller, is the number of days elapsed from July 1, 1998 to and through the day before the Closing Date and, in the case such non-paying party is the Purchaser, the number of days from and after the Closing Date through and including June 30, 1999, and the denominator of which, in both cases, is 365.

  Section 13.14 Removal of Fuel Tank. Prior to or promptly subsequent to the Closing, the Seller shall cause the work associated with the removal of the underground storage tank described in Schedule 5.19(a)(vii) hereto to be completed.


                               ARTICLE XIV
                              MISCELLANEOUS

  Section 14.1 Brokers' and Finders' Fees. (a) For the Seller. The Seller represents and warrants to the Purchaser that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person, who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and the Seller agrees to indemnify and hold harmless the Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of the Seller's dealings, arrangements or agreements with any such person.

  (b) For the Purchaser. The Purchaser represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and the Purchaser agrees to indemnify and hold harmless the Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of the Purchaser's dealings, arrangements or agreements with or any such person

  Section 14.2 Expenses. Except as otherwise provided in this Agreement and hereunder, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

  Section 14.3 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

  Section 14.4 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties, except that at any time, the Purchaser may assign and delegate its rights and obligations hereunder to one of its wholly-owned direct or indirect subsidiaries, but no such assignment shall relieve the Purchaser of any of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Seller and the Purchaser. Prior to execution by all parties, this Agreement shall not be binding upon or enforceable by or against any party, by estoppel or otherwise.

  Section 14.5 Notices. Any notice or communication under this Agreement shall be in writing and delivered (by hand, telecopy, telegraph, telex or courier) or deposited in the United States mail (first class, registered or certified), postage fully prepaid and addressed as stated below. Notice by United States mail shall be deemed given on the third day after its deposit. Notice by telecopy, telegraph or telex shall be deemed given on the day sent. Notice by hand delivery or courier shall be deemed given on the first business day when such delivery is first attempted. Either party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days notice thereof to the other party in the manner required by this paragraph. This paragraph shall not prevent the giving of written notice in any other manner, but such notice shall be deemed effective only when and as of its actual receipt at the proper address and by the proper addressee.

  Section 14.6 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Wisconsin.

  Section 14.7 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article XII hereof, the other parties certified to indemnity or defense, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

  Section 14.8 Headings, Gender and Person. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

  Section 14.9 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.































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  Section 14.10  Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If, however, any condition precedent described in Article X is invalid or unenforceable, the Purchaser shall nevertheless have the option of terminating this Agreement under Article IV herein.

  Section 14.11 Guarantee. The Seller and the Guarantor, jointly and severally, each hereby unconditionally guarantees to the Purchaser and its subsidiaries and other affiliates, successors and assigns, the full and timely performance of all of the obligations, liabilities and agreements of the Seller under this Agreement or any exhibit or Schedule made hereunder; it being understood and agreed that such Guarantee is being furnished for good and valuable consideration and will survive the Closing. The foregoing guarantee shall include the guarantee of the payment of all damages, costs and expenses which might become recoverable as a result of the nonperformance of any of the obligations, representations or agreements so guaranteed or as a result of the nonperformance of this guarantee. Any guaranteed person may, at its option, proceed against the Guarantor or the Seller for the performance of any such obligation or agreement, or for damages for default in the performance thereof, without first proceeding against any other party or against any of its properties. The Seller and the Guarantor further agree that their guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor and the Seller hereby waives all special suretyship defenses and notice requirements.

  Section 14.12 Jurisdiction. The Seller, the Guarantor and the Purchaser consent to the jurisdiction and venue of the state and federal courts located in Brown County, Wisconsin and/or the Eastern District of Wisconsin with respect to any legal action, in tort or contract, arising directly or indirectly from this Agreement or the relationship created hereby. This provision shall not bar enforcement of a provisional, extraordinary, in-rem or post-judgment remedy in any court whose original jurisdiction is essential or exclusive as to that remedy, despite the above consent to jurisdiction.

  Section 14.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

  Section 14.14 Table of Contents. The table of contents and article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

  Section 14.15 Amendments and Waivers. This Agreement can be amended, supplemented or modified, and any provision hereof may be waived, only by a written instrument making a specific reference to this Agreement signed by each of the parties hereto. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.
The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.


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